Property Address; ________________________ Zip Code; ________ Contract # ________________________

REAL ESTATE SALES AND PURCHASE CONTRACT

[redacted]

Date; _________.

1. BUYER offers and agrees to pay the sum of $ 325,000 through 6/12/2022 for the followin ro ert located in ___________ County, Kentucky, and more particularly described as follows: [redacted] _________ with all improvements thereon, plus all articles so attached or built in which, if removed, would leave the premises in a damaged, incomplete, or unfinished condition, plus the following: ____.

2. **EARNEST MONEY:** As evidence of BUYER'S good faith to bind this contract, earnest money in the sum of $ 10,000 check ☐ cash ☒ is hereby deposited in escrow with _________ to be credited to BUYER at closing. Said earnest money shall only be removed from said escrow account pursuant to KRS 324.111.

3. **BALANCE OF PURCHASE PRICE:** To be paid as follows:

☒ (a) **CASH:** The balance of the purchase price in the amount of $ 315,000 shall be paid on delivery of deed.

☐ (b) **NEW FINANCING:** Balance of down payment ($ _________) on delivery of deed, and mortgage portion of the purchase price as follows:

BUYER to obtain a ________ loan in the amount of $ ___________ at an interest rate not to exceed _________ %
(Conv. FHA, VA)

This loan (with a maximum adjustment for first adjustment period ______ %, maximum adjustment for life of the loan ______ %) to be amortized for a period of _______ years, with monthly payments of approximately $ _________ for principal and interest and a total approximate payment of $ _________ which would include taxes, insurance, but does not include mandatory association fees of $ _________ per _________. _________ agrees to pay necessary discount fee not to exceed _________ % of new loan amount.-
(BUYER/SELLER)

BUYER agrees to apply for and lock in the above-mentioned loan within five (5) calendar days from the date of acceptance of this CONTRACT and shall proceed with due diligence to obtain said loan. Should BUYER be unable to obtain said financing, this CONTRACT shall be null and void, and the earnest money shall be refunded to Buyer. BUYER agrees to pay own closing costs and prepaid items at time of closing.

☐ FHA/VA SALE ONLY: It is expressly agreed that notwithstanding *any* other provisions of this contract, the purchaser shall not be obligated to complete the purchase of the property described herein or to incur *any* penalty by forfeiture or earnest money deposits otherwise unless the purchasers has been given in accordance with HUD/FHA or VA requirements a written statement by the Federal Housing Commissioner, Veterans Administration or a Direct Endorsement lender setting forth the appraised value of the property of not less than $ ___________ (should be at least the sales price). The Purchaser shall have the privilege and option of proceeding with consummation of the contract without regard to the amount of the appraised valuation. The appraised valuation is arrived at to determine the maximum mortgage the U.S. Department of Housing and Urban Development (HUD) will insure. HUD does not warrant the value nor the condition of the property. The purchaser should satisfy himself/herself that the price and condition of the property are acceptable.

REAL ESTATE CERTIFICATION

We affirm that this is a bona fide transaction; that the terms of the sales contract and addenda thereto are true; that there have been no other agreements entered into among the borrower, seller and real estate agent except those attached to the sales contract; that no loans have been or will be made to or assumed by the borrower for purposes of financing this transaction other than those described in the sales contract and any addenda thereto; that the borrower will not be paid or reimbursed for any part of the down payment, cash or otherwise; and that the borrower will not be paid or reimbursed for any part of the borrower's closing costs.

We fully understand that it is a Federal crime, punishable by fine or imprisonment, or both, to knowingly make any false statements concerning any of the above facts as applicable under the provisions of Title 18, U.S.C. Section 1014.

The undersigned hereby certify that they have read the above regarding FHA/VA transactions.

[redacted]	6/12/2022 Date	Seller Signature	Date
Buyer Signature	Date	Seller Signature	Date
[redacted]	6/12/2022 Date	Seller's Agent Signature	Date

☐ (c) **LOAN ASSUMPTION:** (See Addendum)

4. **PRORATION**: All rents, taxes, interest, association fees, and assessments shall be adjusted and prorated to date of transfer of deed.

[redacted]	6/12/2022			[redacted]	6-13-2022 3:52 PM EDT		
uyer's Initials	Date/Time	Buyer's Initials	Date/Time		ate/Time	Seller's Initials	Date/time

5. **RENT**: Rental security deposits and advance rents shall be transferred by SELLER to the BUYER at closing.

6. **RISK OF LOSS**: All risk of loss or damage to the premises by fire or other casualty or cause shall remain with SELLER until date of closing. If, prior to closing, the premises shall be so damaged and the cost of repair is less than ten (10) % of the purchase price herein, SELLER shall, at his/her cost, promptly repair said damage in a good and workmanlike manner. If the costs of said repairs exceed ten (10) % of the purchase price herein, BUYER shall have the option to declare this contract null and void, and receive a refund of the earnest money deposit, or BUYER may complete settlement, accepting the premises as damaged together with the proceeds of any insurance payable as a result of such damage. SELLER shall maintain adequate insurance in effect until closing for the benefit of both parties.

7. **INSPECTIONS**: The parties hereto acknowledge that the Realtors do not recommend inspection companies or other vendors. All inspections are to be ordered by the BUYER, (unless otherwise provided herein) paid for by the BUYER and shall be ordered from companies that are recognized in their respective industries as being qualified to make the required inspection, and licensed, where possible. The parties hereto release the above Realtors and real estate companies from, and waive, any and all claims arising out of or connected with any services or products provided by any vendor.

(a) Until closing, SELLER agrees to maintain property, its systems, appliances and equipment in normal operating condition, and to keep the roof water-tight and to maintain the grounds unless agreed otherwise in writing.

(b) BUYERS and/or their representatives shall have reasonable access and right of entry to the premises for the purpose of conducting the below inspections. It is understood and agreed that at closing, the BUYER accepts the property as satisfactory, unless otherwise agreed in writing and that the SELLER and REALTOR(s) shall have no further responsibility with reference thereto to BUYER. Any representations shall terminate at the time of closing and neither SELLER nor SELLER's REALTOR makes any representations as to operation and condition of the property and its improvements.

(c) **WOOD DESTROYING INSECT INFESTATION INSPECTION**: Prior to closing, BUYER may obtain and pay for (except in VA sale, where payment is to be made by SELLER as required by law, VA Form 26-8850/HUD 92053), a wood destroying insect infestation inspection certificate for all of the property and its improvements signed by a technician (certified by the Kentucky division of Pesticides and employed by a duly insured and Kentucky Licensed structural pest control person). Said certificate shall clearly indicate that all improvements located on the property were inspected. SELLER shall remove all personal belongings and/or debris that might obstruct a thorough inspection of the property and its improvements both on the inside and outside of the improvements.

In the event of visible evidence of active wood destroying insects is observed, SELLER shall, at SELLER's expense, have the property properly treated by a qualified technician prior to closing, and present proof of said treatment to the BUYER at closing. In the event visible damage from active or prior infestation is noted, repairs shall be made by the SELLER prior to closing if said repairs can be made for an amount not exceeding one percent (1%) of the sales price. However, if the cost of said repairs exceeds said amount, the payment for said repairs shall be negotiated in good faith between BUYER and SELLER within three (3) calendar days of receipt of said certificate. If the BUYER and SELLER cannot agree on payment for the repairs, this contract is voidable at the option of either party and earnest money refunded to BUYER.

(d) **OTHER INSPECTIONS** (CHECK ONE OF THE 3 CONDTIONS)

(1) ☐ The BUYER hereby agrees that he/she has inspected the property and hereby accepts the property and its improvements in its present "**AS-IS**" condition; with no warranties, expressed or implied, by SELLER and/or Realtors.

*****OR*****

(2) ☐ The BUYER hereby agrees that he/she has inspected the property and hereby accepts the property and its improvements in its present "**AS-IS**" condition; with no warranties, expressed or implied, by SELLER and/or Realtors. BUYER may have the property inspected and may declare the contract null and void by notifying SELLER or SELLER's agent in writing within ________ days from contract acceptance. Failure to have inspection and notify SELLER or SELLER's agent in writing within said time shall constitute a waiver of this inspection clause and an acceptance of the property in its "as-in" condition. The time frame established in this paragraph is an absolute deadline.

*****OR*****

(3) ☒ The BUYER accepts the property and its improvements in their **"AS-IS"** condition as stated herein, except for the following inspections: complete property ☒; OR heating system ☐; air conditioning system ☐; plumbing ☐; electrical systems ☐; appliances ☐; roof ☐; structural ☐; fireplace/chimney ☐; septic system ☐; well/cistern ☐; radon ☐; asbestos ☐; swimming pool ☐; hot tub/spa ☐; lead paint ☐; concrete ☐; wood organism and mold ☐; others_________. Inspections are not to ascertain the cosmetic imperfections of the real property or personal property that the BUYER has already considered in determining the purchase price. The BUYER understands the SELLER is not required to bring property to the current building code. The BUYER understands that the SELLER is not required to perform the repairs listed in the inspector's report except as agreed in this subsection. **The BUYER understands and agrees that the inspector's report is not a repair list.**

The BUYER has carefully examined the premises and the improvements located thereon, and in making the decision to buy the property, the BUYER is relying wholly and completely upon BUYER's own judgment and the judgment of the BUYER'S inspectors. BUYER understands that SELLER shall not be required to repair any defect disclosed on the Seller's Disclosure of Property Condition.

These inspections shall be ordered by the BUYER and paid for by the BUYER. These inspections must be performed and BUYER must submit in writing to SELLER or SELLER's agent, within 10 days of contract acceptance, a list of any repairs, from inspections report(s), needed to bring the inspected item(s) to their standard operating condition. A request for a monetary allowance without a list of repairs will not constitute compliance with this request. Failure to submit a list of repairs to SELLER or SELLER's agent in writing within said time shall constitute a waiver of this inspection clause and an acceptance of the property in its "as-is" condition. The time frame established in this paragraph is an absolute deadline.

Repairs submitted in compliance with the paragraph above, shall be negotiated in good faith within four (4) days of Buyer submitting repairs to SELLER and/or SELLER's agent. If BUYER and SELLER cannot agree on repairs, this contract is voidable at the option of either party with earnest money refunded to BUYER. If upon failure to agree upon repairs, either party gives notice of intent to void the contract, then the other party shall, within three (3) days of

Receipt of notice have the right to: if SELLER, agrees to make the necessary repairs, **OR** if BUYER, accepts the property in its as-is condition.

(e) BUYERS shall have the right to re-inspect the property within forty-eight (48) hours prior to closing for the sole and exclusive purpose of satisfying themselves that the property is in equal or better condition than it was as of the date of the offer to purchase.

8. **DISCLOSURES**:

A. **SELLER DISCLOSURE OF PROPERTY CONDITION FORM:** (CHECK ONE OF THE 2 CONDITIONS)

☒ (1) SELLER warrants that there presently exist no known defects which would materially impair the fitness of the Property for its intended use, except as disclosed on said form. Said form, signed by BUYER and SELLER, is incorporated into this contract by reference.

OR

☐ (2) The Property is new construction and the SELLER/BUILDER is providing a warranty at closing. Said warranty _________ (will/will not) be in writing. Type of builder warranty is _________.

B. **LEAD-BASED PAINT HAZARDS:** If the house upon subject property was built before 1978, a Disclosure of Information and Acknowledgment of Lead-Based Paint and/or Hazards Addendum, signed by the BUYER and SELLER, shall be incorporated into this contract by reference.

C. **SCHOOLS:** BUYER understands that current school placements are not guaranteed and may be changed at any time. The BUYER is advised to contact the appropriate board of education.

D. **TOTAL LIVING AREA**: BUYER is advised that representations relating to total living area are approximate and are not warranted. The BUYER is advised to make an independent determination of square footage prior to entering into this CONTRACT.

E. **PROPERTY BOUNDARY**: BUYER is advised that representations relating to the property's boundary are believed to be accurate, but are not warranted. The BUYER is advised to have a pinned and staked survey prior to closing.

GENCY DISCLOSURE: BUYER and SELLER acknowledge the have received and read a copy of the Agency Form and

the Agency Information and Disclosure Form, as required by 201 KAR 11:400.

G. **OWNER'S TITLE INSURANCE**: BUYER understands that all defects in title may not be discovered by a title examination. BUYER is advised to consult a Real Estate title insurance representative or an attorney regarding Owner's Title insurance.

H. **HOME WARRANTY**: If a home warranty is involved at the time of purchase, the BUYER acknowledges he/she has received and read the entire HOME WARRANTY PROGRAM AGREEMENT and understands the contents of the agreement.

[redacted] I. **HOMEOWNER'S ASSOCIATION BYLAWS, COVENANT, AND OTHER GOVERNING DOCUMENTS**: Buyer has ☒ XX / has not ☐ received and reviewed a copy of the Homeowner's Association Bylaws, Covenants, and other governing documents, and agrees to abide by same. HOA fees are $ 120 per yr. and are subject to change. Neighborhood club dues are $ annually, membership is ☐ mandatory / ☐ optional and dues and regulations are subject to change.

9. **MEDIATION**: Any dispute or claim arising out of or relating to this contract, the breach of this contract, or the services provided in relation to this contract shall be submitted to mediation with a certified mediator. Disputes shall include (among other things) issues relating to representations made by the BUYER, SELLER, any broker, other person or entity in connection with the sale, purchase or financing. Any agreement signed by the parties pursuant to the mediation conference shall be binding.

The following matters are excluded from mediation hereunder: (a) judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or land contract; (b) an unlawful detainer action; (c) enforcement of a mechanic's lien; or (d) any matter which is within the jurisdiction of a probate court. The filing of a judicial action to enable the recording of a pending action, for order of attachment, receivership, injunction, or other provisional remedies, shall not constitute a waiver of the right to mediate under this provision, nor shall it constitute a breach of the duty to mediate. [redacted]

The parties agree that this clause survives the closing.

10. **CLOSING AND TITLE**: This transaction shall be closed on or before June 30,2022.
At closing an unencumbered marketable title to the property shall be conveyed to BUYER by deed of general warranty with the usual covenants such as any national title company shall insure, free and clear of all liens and encumbrances except (a) such liens and encumbrances as BUYER may specifically approve and (b) easements of record and all restrictions of record as to the use and improvements of the property. Should the title to the property appear defective, SELLER shall have 14 days after receipt of notice from BUYER of such defect or defects within which to correct same at the cost of the SELLER. Should SELLER be unable to correct the defect, this CONTRACT is voidable at option of BUYER and earnest money shall be refunded to BUYER. If the parties to this contract desire that any term of this agreement survive the closing and transfer of deed to BUYER, an agreement must be executed prior to closing acknowledging such an intent.

11. **POSSESSION**: Possession shall be delivered at closing.

12. **ADDENDA**: The following addenda are attached hereto and incorporated herein by reference:

____

____

13. **OTHER TERMS AND CONDITIONS** (Have BUYER and SELLER initial, date, and time after each entry):
1. Seller agrees buyer has the right to assign contract while being fully liable for PA and all terms.
2. Buyer shall chose the title company of their choosing.
3. While not contingent upon the results, the buyer has the right to obtain an appraisal.

14. **HEIRS. SUCCESSORS.AND ASSIGNS**: The heirs of the SELLER and the successors and assigns of both the SELLER and BUYER are bound under the terms of this CONTRACT.

15. **CONTRACT INTERPRETATION**: This CONTRACT shall be interpreted according to the laws of the Commonwealth of Kentucky. Use of singular for BUYER and SELLER includes all buyers and sellers, if more than one.

16. **FAIR HOUSING**: The SELLER and BUYER acknowledge receipt of a copy of the brochure titled "What Kentucky's Fair Housing Law Means" provided by the listing/selling Realtors. This property was offered for sale without regard to race, color, sex, religion, national origin, handicap or familial status. Additionally, Fayette County properties are offered for sale without regard to sexual orientation.

17. **ACKNOWLEDGEMENT**: The BUYER and SELLER acknowledge that a licensee in this transaction may receive a fee, salaries, compensation or other payments for services actually performed or rendered from any service provider.

[redacted]	6/12/2022			[redacted]	13-2022 3:52 PM EDT		
uyer s Initials	Date/Time	Buyer's Initials	Date/Time	e ers n ta s	Date/Time	Seller's Initials	Date/time

10020 Braxton Dr Union, KY 41091

Property Address; ________________________ Zip Code; ________ Contract # ____________________

18. **EXCHANGE**: BUYER and/or SELLER may elect to treat this transaction as an exchange under IRC Section 1031 at no cost or liability to the other party.

19. **DEFAULT**: In the event of default, the parties may pursue all available legal remedies. Should a default occur and legal action is instituted, the prevailing party shall be entitled to recover all costs, including a reasonable attorney's fee. In the event the BUYER defaults, this clause shall operate as an assignment to the broker(s), who would have received a commission, of the SELLER'S right to recover damages from the BUYER in an amount equal to such commission. Should legal action be instituted to collect under this assignment, the Broker(s) shall be entitled to receive all costs, including a reasonable attorney's fee. The parties further agree that such assignment shall survive both this CONTRACT and any release or waiver which is not signed by the Broker(s).

We have read this contract, fully understand the contents thereof, understand and agree that this is the entire agreement between the parties. WE UNDERSTAND THAT ONCE EXECUTED BY ALL PARTIES, THIS CONTRACT BECOMES LEGALLY BINDING. We further acknowledge that we are not relying on any verbal statements or representations, made by either the SELLER, BUYER or the REALTORS, either expressly or implicitly, warranting the property, its size, construction, condition or materials used, nor any of the fixtures, appliances, appurtenances, or amenities. If you do not understand any part of this document you should seek legal and/or accounting advice. We acknowledge receipt of this CONTRACT.

This offer to be accepted on or before June 14 2022.

[redacted] e) | [redacted] BUYER (Print/Type) | [redacted] Date/Time | DocuSigned by: [redacted]

Office # ________ | ________ | ________ | [redacted]
Broker # ________ | BUYER (Print/Type) | Date/Time

Agent # ________ Agent email [redacted] Agent phone # [redacted]

The above offer is hereby accepted this ________ day of ____________________.

________ REALTOR (Print/Type) | ________ SELLER (Print/Type) | 06-13-2022 3:52 PM Date/Time | [redacted]

Office # ________ | ________ | ________ | [redacted]
Broker # ________ | SELLER (Print/Type) | Date/Time

Agent # ________ Agent email ________________ Agent phone # ________

I (we) hereby reject the Buyer's offer, however, I (we) counteroffer on the same terms set forth above, with the following additions and/or changes:

____

____

____

This counteroffer expires at ________ on the ________ day of ____________________.

________ SELLER's Signature | ________ Date/Time | ________ SELLER's Signature | ________ Date/Time

I (we) hereby ☐ accept / ☐ reject Seller's counteroffer.

DocuSigned by: [redacted]

BUYER's Signature | ________ Date/Time | ________ BUYER's Signature | ________ Date/Time

[redacted] /12/2022

sting Agent's Signature | Date/Time | ________ Buyer's Agent Signature | ________ Date/Time

[redacted] 6/12/2022
Buyer's Initials | Date/Time | Buyer's Initials | Date/Time | [redacted] e er's nitials | 06-13-2022 3:52 PM EDT Date/Time | Seller's Initials | Date/time